Exhibit 107
Calculation of Filing Fee Tables
FORM S-3 ASR
(Form Type)
Phreesia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value per share (1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Equity	Preferred Stock, $0.01 par value per share (1)		(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Warrants (1)		(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Units (1)(3)		(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt securities (1)		(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, $0.01 par value per share	415(a)(6)	1,088,936	—	$30,991,118.56(4)	—	—	S-3ASR(4)	333-249541(4)	October 19, 2020(4)	$3,415.23(4)
	Total Offering Amounts					$30,991,118.56(1)(4)		(1)(4)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.00 (4)
(1)The registrant is registering hereby such indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices. This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the Registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is deferring payment of the entire registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis.
(3)Units may be issued under a unit agreement and will consist of common stock, preferred stock, and/or warrants for the purchase of common stock and/or preferred stock in any combination.
(4)Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include 1,088,936 unsold shares (the “Unsold Shares”) of common stock previously registered pursuant to a prospectus supplement filed with SEC on August 14, 2023 to the Registration Statement on Form S-3 (File No. 333-249541) (the “Prior Registration Statement”). The Prior Registration Statement was filed with the SEC and became automatically effective on October 19, 2020. Pursuant to Rule 415(a)(6), the $3,415.23 of filing fees previously paid in connection with the Unsold Shares will continue to be applied to such Unsold Shares. The offering of the Unsold Shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.